UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                            March 16, 2016

CAMBREX CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:                (201) 804-3000

Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION

Form 8-K

Current Report

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2016, the Board of Directors of Cambrex Corporation appointed Claes Glassell, 65, as a member of the Company’s Board of Directors for a term expiring on the date of its 2016 annual meeting and will serve on the Board’s Audit and Regulatory Affairs Committees. Mr. Glassell’s appointment increases the size of the Board to ten members until William Korb’s retirement following the Company’s April 2016 Annual Meeting of Stockholders.

Mr. Glassell was most recently the Chief Executive Officer of CMC Biologics, a contract manufacturing organization focused on biologic pharmaceuticals from 2011 through 2015.

Previously, Mr. Glassell was the Chief Executive Officer of Cerus Corp., a publicly, held medical device company from 2004 through 2011. Before joining Cerus Corp., Mr. Glassell spent over eight years at Cambrex Corporation as President and Chief Operating Officer. From 1989 through 1994, Mr. Glassell was President and CEO of Nobel Chemicals and Senior Vice President of Nobel Industries.

Mr. Glassell will be paid in accordance with the Company’s non-employee director compensation program, prorated for the current year, which is as follows: the compensation for non-employee directors consists of an annual retainer of $55,000 plus $1,500 for each Committee meeting attended, an annual award of such number of restricted stock units equivalent in value to $60,000 (determined by dividing $60,000 by the average of the highest and lowest trading prices of the Company’s stock as reported on the NYSE on the date of the award) and an option to purchase $35,000 in value of shares of the Company’s common stock (estimated on the date of the grant using the Black-Scholes option-pricing model based on the director’s age and expected retirement date).

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

(99.1) Press release issued by Cambrex Corporation dated March 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date: March 16, 2016	By: /s/ Samantha Hanley
Name: Samantha Hanley
Title: Vice President